EXHIBIT 99.2
SUMMARY BUSINESS
     Set forth below is a summary of certain aspects of our newly acquired business. This discussion is not complete and should be read in connection with the more complete discussion of this business contained in our publicly available documents on file with the Securities and Exchange Commission. Except where the context otherwise requires, the terms “we,” “us,” or “our” refer to the business of Sunair Electronics, Inc. and its consolidated subsidiaries.
The Lawn and Pest Control Services Division
     On February 8, 2005, we closed a transaction with Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”), which we entered into on November 17, 2004. Coconut Palm purchased from us 5,000,000 Units for an aggregate purchase price of $25 million. Each Unit consists of (i) one share of our common stock, (ii) one warrant to purchase one share of our common stock at an exercise price of $6.00 per share with a term of three years and (iii) one warrant to purchase one share of our common stock at an exercise price of $7.00 per share with a term of five years. In connection with the investment by Coconut Palm, we formed a Lawn and Pest Control Services Division. We plan to use the proceeds from the sale of the Units to fund acquisitions that have operations in the lawn and pest control services sector. We plan initially to focus on acquisitions in the southeastern United States including Alabama, Georgia, Louisiana, Mississippi and Florida, but will consider additional “super regional” acquisitions in other geographic areas. Ultimately, we anticipate that with the formation of our new Lawn and Pest Control Services Division, we no longer will operate solely through our traditional business segment. Furthermore, as we are able to grow our Lawn and Pest Control Services Division through acquisitions and, eventually through internal organic growth, we contemplate that this new division will become our dominant operation. Accordingly, if we are successful in implementing this strategy, it will represent a fundamental shift in the nature of our business.
     We entered into the lawn and pest control services business on June 7, 2005 through the acquisition by our subsidiary, Sunair Southeast Pest Holdings, Inc., of all of the outstanding capital stock of Middleton Pest Control, Inc., a Florida corporation (“Middleton”). The aggregate purchase price for the outstanding capital stock of Middleton was $50 million, which was comprised of: (i) $35.0 million in cash; (ii) $5.0 million in the form of a subordinated promissory note; and (iii)1,028,807 shares of our common stock.
     We believe that our acquisition of Middleton will provide us with the infrastructure, information systems, marketing, and personnel to support a scalable business model to achieve significant economies of scale advantages through the consolidation of lawn and pest control companies.
Business of Middleton
     Overview
     Middleton, with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termite damage, rodents and insects to homes and businesses. In addition, Middleton supplies essential lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. Middleton operates under the Middleton Lawn and Pest ControlR and Middleton Pest Control, Inc.
     Middleton was founded in 1952 as a single location in Orlando, Florida. In 1977, Charles Steinmetz purchased the company from William Middleton and began serving its accounts, which had grown to nearly 400. In November 1996, Greg Clendenin became Middleton’s CEO when he rejoined the company from All American Termite and Pest Control doing business as Sears Authorized Termite and Pest Control (“Sears”), where he was COO from 1989 to 1996. Prior to his experience at Sears, Mr. Clendenin worked for Middleton in various capacities since 1979. In 1998, Middleton launched its organic growth strategy and began expanding its lawn and pest control business. Middleton has since grown to a network of 22 branches throughout central Florida and Florida’s northeast coast, from which it serves more than 71,000 accounts.
     A differentiating aspect of the Middleton platform is the integrated nature of the services it provides. Specifically, Middleton is one of the very few large scale providers of both lawn care and pest control services. As such, Middleton is uniquely positioned to cross-sell its services, enhance revenue opportunities and leverage the supporting infrastructure.
     Seasonality
     The lawn and pest control business is seasonal in nature. The termite swarm season, which generally occurs in early spring but varies by region depending on climate, leads to the highest demand for termite control services and therefore the highest level of revenues. Weather conditions, such as hurricanes, affect the demand for lawn care services and may result in a decrease in revenues or an increase in costs.
     Customers
     As of July 15, 2005, approximately 97% of Middleton’s revenues were derived from residential accounts and 3% of Middleton’s revenues were derived from commercial accounts. Middleton is not dependent on a single customer or a few customers, the loss of which would have a material adverse effect on the Lawn and Pest Control Services Division.
     The following table provides information regarding the services utilized by Middleton’s customers:

Service	% of Customers
Lawn Care	52%

General Pest Control	23%

Termite	24%

Mosquito	1%

Total	100%
     Inventories
     Middleton has relationships with multiple vendors for lawn and pest control treatment products and maintains a sufficient level of chemicals, materials and other supplies to fulfill its immediate servicing needs and to alleviate any potential short-term shortage in availability from its national network of suppliers.
     Competition
     The lawn and pest control services industry, a highly fragmented industry which is actively consolidating, is made up of approximately 20,000 pest control firms nationally and approximately 2,300 in Florida. The top five firms account for approximately 30% of revenues in the market and the top 100 firms account for approximately

50% of the revenues. The principal methods of competition include quality of service, name recognition, pricing, assurance of customer satisfaction and reputation.
     Lawn Care Services. Competition in the market for lawn care services is strong, coming mainly from large national companies including TruGreen Chemlawn and, to a lesser extent, from local, independently owned firms and from homeowners who care for their own lawns.
     Pest Control Services. Competition in the market for pest control services is strong, coming mainly from thousands of regional and local, independently owned firms, from homeowners who treat their own pest control problems and from Orkin, Inc. and Terminix, which operate on a national basis.
     Marketing and Distribution
     Middleton markets its services primarily through an integrated marketing strategy which includes yellow pages advertisements, marketing to existing customers, television and radio advertising, print advertisements, direct mail and door-to-door solicitation.
     Middleton also uses the Internet to market its services. On the Middleton website (www.middletonpest.com), customers are able to schedule their services online, pay online, or ask a technical question any time of the day or night. In 2004, Middleton received over 22,000 hits on its website.
     Environmental and Regulatory Considerations
     Middleton is subject to various legislative and regulatory enactments that are designed to protect the environment, public health and consumer protection. Middleton believes that it is in substantial compliance with all such legislative and regulatory requirements. Compliance with these requirements has not had a material negative effect on its financial position, results of operations or liquidity.
     The Federal Insecticide Fungicide and Rodentcide Act (as amended) is a federal law that grants the responsibility of the states to be the primary agent in enforcement and conditions under which pest control companies operate. Each state must meet certain guidelines of the Environmental Protection Agency in regulating the following: licensing, record keeping, contracts, standards of application, training and registration of products. This allows each state to institute certain features that set their regulatory programs in keeping with special interests of the citizens’ and the pest control companies’ wishes in each state. Florida has enacted such guidelines which regulate and license the pest control industry in Florida. The pest control industry is impacted by these federal and state regulations.
     Employees
     The number of persons employed by Middleton as of July 15, 2005 was 349, which includes 108 salespersons, 153 technicians, 30 branch and district managers, 41 office associates, and 17 persons in Middleton’s corporate office.
     Management
     Middleton is dependent upon the services of John J. Hayes, Sunair Electronics, Inc.’s President and Chief Executive Officer, and Gregory Clendenin, the Chief Executive Officer of Sunair Southeast Pest Holdings, Inc. who are knowledgeable in the lawn and pest control services industry and are important to our change in business strategy.
John Hayes – President and CEO
     John Hayes is the former Executive Vice President (2000-2005) of The TruGreen Companies (TruGreen), a $1 billion Division of The ServiceMaster Company, and has over 20 years of experience in the lawn care services industry. From 1975 to 1989, Mr. Hayes devised and oversaw the growth of TruGreen, from what was a two truck operation generating $100,000 in revenue, to over $100 million in revenue in 1989. Today, TruGreen is the largest service company in the United States serving both residential and commercial customers in the lawn care and landscape maintenance services business. Mr. Hayes was responsible for leading several significant large lawn care acquisitions, major divestitures, and had operational oversight of the $300 million revenue Western Division.
     From 1985-1987, Mr. Hayes was Chief Operational Officer at TruGreen when Huizenga Holdings, a management company owned by H. Wayne Huizenga, acquired a controlling interest in TruGreen. The company then began to supplement its growth with acquisitions of other lawn care and pest control companies. In 1987, TruGreen was sold to Waste Management, Inc., a publicly-held provider of integrated waste services in North America, and Mr. Hayes was appointed President. He served in that capacity approximately two years, leaving in 1989 with TruGreen’s annualized revenues in excess of $100 million. From 1990-1999, Mr. Hayes served in various capacities as a private investor. Mr. Hayes received his J.D. from the University of Detroit and his B.S. from Michigan State University.
Gregory Clendenin – CEO of Sunair Southeast Pest Holdings, Inc.
     Gregory Clendenin is the former President and CEO of Middleton. He has extensive experience in the pest and lawn care industry having worked for Middleton in various capacities since 1979, and has served as President and CEO of Middleton since 1996. Mr. Clendenin has held several operational positions for All American Termite and Pest Control, which did business as Sears Authorized Termite and Pest Control, including Chief Operating Officer from 1989-1996, when the company grew from $45 million to $100 million, almost completely through organic growth. He received his MBA from the Crummer Graduate School of Business at Rollins College. He also received the PCT National Leadership Award in 2003.
     Facilities
     Middleton’s corporate headquarters, which are leased by Middleton, are located at 1900 33rd Street, Orlando, FL 32839. Middleton is currently building a new corporate headquarters building in Orlando, Florida, which should be complete by late 2005. Middleton leases all of its 22 branch offices used in its business. Most of the lease contracts include 3 to 5 year terms. The following is a list of the district and branch locations:

Orlando District Office	Daytona District Office	Tampa District Office
Orlando, Florida	Daytona Beach, Florida	Tampa, Florida

Kissimmee, Florida	Cocoa, Florida	Lakeland, Florida

Longwood, Florida	Orange City, Florida	Winter Haven, Florida

Leesburg, Florida	Palm Coast, Florida	Clearwater, Florida

Clermont, Florida	New Smyrna, Florida	Sarasota, Florida

Gainesville, Florida	Melbourne, Florida

Ocala, Florida	Vero Beach, Florida

St. Augustine, Florida

Stuart, Florida

Jacksonville, Florida

RISK FACTORS
     The risk factors described below are not exhaustive. We cannot assure you that we have correctly identified and appropriately assessed all factors affecting our business or that the publicly available and other information with respect to these matters is complete and correct. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.
Risk Factors Related to the Lawn and Pest Control Services Business
We may not be able to compete in the competitive and technical pest control industry in the future.
     We operate in a highly competitive business that is sensitive to changing technology. Our revenues and earnings may be adversely affected by changes in competitive prices. Competition in the market for lawn care services is strong, coming mainly from large national companies including TruGreen Chemlawn and, to a lesser extent, from local, independently owned firms and from homeowners who care for their own lawns. Competition in the market for pest control services is strong, coming mainly from thousands of regional and local, independently owned firms, from homeowners who treat their own pest control problems and from Orkin, Inc. and Terminix which operate on a national basis.
     We believe that the principal competitive factors in the market areas that we serve are quality of service, pricing, assurance of customer satisfaction and reputation. No assurance can be given that we will be able to compete successfully against current or future competitors or that the competitive pressures that we face will not result in reduced revenues and market share.
Our operations are affected by adverse weather conditions.
     Our operations are directly affected by the weather conditions in Florida. Middleton’s business is affected by the seasonal nature of its termite control services. The termite swarm season, which generally occurs in early spring but varies by region depending on climate, leads to the highest demand for termite control services and therefore the highest level of revenues. Weather conditions affect the demand for lawn care services and may result in a decrease in revenues or an increase in costs. In addition, because Middleton’s operations are conducted in Florida, its business may be adversely affected by interruptions in business and property damage caused by severe weather conditions such as hurricanes, tropical storms and flooding.
Our inability to attract and retain skilled workers may impair growth potential and profitability.
     Our ability to remain productive and profitable will depend substantially on our ability to attract and retain skilled workers. Our ability to expand our operations is in part impacted by our ability to increase our labor force. The demand for skilled employees is high, and the supply is very limited. A significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the wage rates paid by us, or both. If either of these events occurred, our capacity and profitability could be diminished, and our growth potential could be impaired.
Our operations may be adversely affected if we are unable to comply with regulatory and environmental laws.
     Our business is significantly affected by environmental laws and other regulations relating to the pest control industry and by changes in such laws and the level of enforcement of such laws. We are unable to predict the level of enforcement of existing laws and regulations, how such laws and regulations may be interpreted by enforcement agencies or court rulings, or whether additional laws and regulations will be adopted. We believe our present operations substantially comply with applicable federal and state environmental laws and regulations. We also believe that compliance with such laws has had no material adverse effect on our operations to date. However, such environmental laws are changed frequently. We are unable to predict whether environmental laws will, in the future, materially affect our operations and financial condition. Penalties for noncompliance with these laws may include cancellation of licenses, fines, and other corrective actions, which would negatively affect our future financial results.
We expect to acquire other businesses, which may adversely affect our operating results, financial condition and existing business.
     In addition to Middleton, we plan to continue to acquire additional lawn and pest control services companies. The success of our acquisition program will depend on, among other things:
•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.
     Financing for the acquisitions may come from several sources, including our existing cash on hand, the investment by Coconut Palm, as well as the proceeds from the exercise of the warrants purchased by Coconut Palm, the incurrence of indebtedness or the issuance of additional common stock, preferred stock, debt (whether convertible or not) or other securities. The issuance of any additional securities could, among other things:
•	result in substantial dilution of the percentage ownership of our shareholders at the time of issuance;

•	result in the substantial dilution of our earnings per share;

•	adversely affect the prevailing market price for our common stock; and

•	result in increased indebtedness, which could negatively affect our liquidity and operating flexibility.
Our inability to successfully integrate businesses we acquire could have adverse consequences on our business.
     We intend to experience significant growth through acquisitions. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate acquired companies or businesses successfully. The process of integrating our acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:
•	loss of key employees or customers;

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

•	failure to maintain the quality of services that the companies have historically provided;

•	the need to coordinate geographically diverse organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.
     These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short- and long-term effects on our operating results and financial condition.
We may not realize the anticipated cost savings and other benefits from our acquisitions.
     Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits of the cost savings, revenue enhancements or other benefits that we anticipate. The potential cost savings associated with an acquisition are based on analyses completed by our employees. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, costs to operate our business and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates which are difficult to predict and necessarily speculative in nature. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.
Our Lawn and Pest Control Services Division is dependent upon the services of John J. Hayes and Gregory Clendenin and our ability to hire additional executive officers to manage that division.
     We are dependent upon the services of John J. Hayes, our President and Chief Executive Officer, and Gregory Clendenin, the Chief Executive Officer of Sunair Southeast Pest Holdings and Middleton, who are knowledgeable in the lawn and pest control services industry and are important to our change in business strategy. The loss of the services of Mr. Hayes or Mr. Clendenin would have a significant adverse effect on us as we would no longer be able to benefit from their knowledge, experience and guidance. In addition, our inability to attract additional executive officers to manage the Lawn and Pest Control Services Division could seriously harm the business, results of operations and financial condition of that division.
We may encounter difficulties with our new management team and new operating focus.
     We expect that we will encounter challenges and difficulties similar to those frequently experienced by companies operating under a new or revised business plan with a new management team. These challenges and difficulties relate to our ability to:
•	attract new customers and retain existing customers;

•	generate sufficient cash flow from operations or through additional debt or equity financings to support our growth strategy;

•	hire, train and retain sufficient additional financial reporting management, operational and technical employees; and

•	install and implement new financial and other systems, procedures and controls to support our growth strategy with minimal delays.
     If the actions taken to integrate our Lawn and Pest Control Services Division into our general corporate structure encounter greater difficulties than anticipated, we may be required to use additional resources to complete the integration which could divert management’s attention and strain operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results of operations, our ability to raise additional capital and our ability to achieve enhanced profitability.

     Financing for the acquisitions may come from several sources, including our existing cash on hand, previous investment, as well as the proceeds from the exercise of outstanding warrants purchased, the incurrence of indebtedness or the issuance of additional common stock, preferred stock, debt (whether convertible or not) or other securities. The issuance of any additional securities could, among other things:
•	result in substantial dilution of the percentage ownership of our shareholders at the time of issuance;

•	result in the substantial dilution of our earnings per share;

•	adversely affect the prevailing market price for our common stock; and

•	result in increased indebtedness, which could negatively affect our liquidity and operating flexibility.
Product liability claims or inadequate product liability insurance coverage may have a material adverse effect on our business, financial condition and future prospects.
     We face an inherent risk of product liability exposure related to our use of pesticides and chemicals in our lawn and pest control business. An individual may bring a product liability claim against us if one of our products causes, or appears to have caused, an injury. Product liability claims may result in:
•	substantial monetary awards to plaintiffs;

•	costs of related litigation;

•	injury to our reputation; and

•	decreased demand for our products.
     We currently maintain product liability coverage against risks associated with our services. Insurance coverage may not be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect us against such liability. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire could have a material adverse effect on our business, financial condition and future prospects.